GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement ("Agreement") is made this November 12, 2018 between Brian Carson (the "Employee") and Mohawk Carpet Corporation, LLC on behalf of itself, its subsidiaries, parents and affiliates ("Mohawk" or "the Company").

WHEREAS, Employee has been employed by Mohawk since July 1, 2006, remains an employee on the date that the parties enter into this Agreement, and will continue to vest in shares of Mohawk stock after the Agreement is signed provided that he complies with the terms of this Agreement;

WHEREAS, during his employment at Mohawk, Employee was at all times an "executive employee" and a "key employee," as those terms are defined in O.C.G.A. 13-8-51, and regularly solicited customers for Mohawk, engaged in sales activities for Mohawk, and managed the Flooring North America Business Unit of Mohawk, while also participating on Mohawk's world-wide leadership team.

WHEREAS, Mohawk is terminating Employee's employment effective November 30, 2018 ("Separation Date"); and

WHEREAS, Mohawk is desirous of recognizing Employee's service to Mohawk.

NOW, THEREFORE, in consideration of the payment to Employee in the sums described below, and other good and valuable consideration, and acknowledging that the above recitals are true and correct, Mohawk and Employee hereby agree as follows:

I.	Release.

(a)    Employee hereby knowingly and voluntarily releases and forever discharges. Mohawk and each of Mohawk's parent corporations, affiliates, subsidiaries, successors, predecessors, assigns, agents, directors, officers, employees, representatives, attorneys and affiliates, and all persons acting by, through, under or in concert with any of them (collectively, the "Releasees"), of and from any and claims, known and unknown, asserted and unasserted, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Family and Medical Leave Act ("FMLA");

•	The Fair Labor Standards Act ("FLSA");

•	The Equal Pay Act ("EPA");

•	The Employee Retirement Income Security Act of 1974 ("ERISA");

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990 ("ADA");

•	The Age Discrimination in Employment Act of 1967 ("ADEA'');

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	Any other federal, state, or local law, rule, regulation, or ordinance;

•	Any public policy, contract, tort, or common law; and/or

•	Any basis for recovering costs, fees, or other expenses, including attorneys' fees incurred in these matters.
(b)    This general release and waiver of claims excludes, and Employee does not waive, release or discharge: (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any similar federal or state agency or commission, although, with the exception of the Securities and Exchange Commission, Employee waives any right to monetary relief related to such a charge or administrative complaint; (ii) claims which cannot be waived by law; and (iii) future claims.

(c)    Employee acknowledges that he or she has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which Employee believes he or she is entitled under the Company's policy and the Family and Medical Leave Act of 1993 ("FMLA"), as amended. Employee further acknowledges that the Company has not mistreated Employee in any way on account of any illness or injury to Employee or any member of his or her family. Employee further acknowledges that he or she has received all of the monetary compensation, including hourly wages, salary and/or overtime compensation, to which Employee believes he or she is entitled under the Fair Labor Standards Act ("FLSA"), as amended, and comparable state laws.

2.Separation Payments and Continued Vesting. In consideration for the execution and non-revocation of this Agreement and continued compliance with the promises in it:

a)
Mohawk shall pay Employee an amount equal to $1,000,000, payable in four (4) equal payments, with the first payment to be made on or about January 15, 2019 and subsequent payments to be made on or about April 15, 2019, July 15, 2019 and October 15, 2019. These payments are subject to such deductions and withholdings as required by law or Mohawk policies.

b)	Those stock awards set forth on Exhibit A will continue to vest, subject to the conditions in this Agreement.

c)
If Employee breaches any of his obligations under this Agreement, any remaining payments under subsection 2(a) and unvested RSUs under subsection 2(b) shall be forfeited automatically without any further action on the part of Mohawk.

d)	Additionally, Mohawk agrees to provide Executive Outplacement Service through Challenger Gray & Christmas.

e)
Employee acknowledges that the severance benefits exceed those which Employee would otherwise be entitled to receive, if any, upon Employee's termination of employment with the Company. In addition, in accordance with Mohawk's policy, Employee will be paid for any untaken, accrued vacation days earned in this current calendar year of 2018.

3.Benefits Coverage. Employee acknowledges that his or her coverage under Mohawk's employee benefit plans ceases as of the Separation Date. To assist Employee in continuing benefits under COBRA, Mohawk agrees to provide Employee with a one-time, lump sum payment of $14,735. Employee may exercise his or her rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") to continue such coverage by timely electing and making monthly payments for such coverage during the period for continuation of coverage specified therein. Notwithstanding the foregoing, Employee acknowledges that Employee's coverage under Mohawk's short-term and long-term disability plans, the optional life insurance coverage for Employee and his or her dependents, and his or her contributions plus Mohawk's contributions to the 401K plan, if applicable, cease as of the Separation Date, and Employee will only be entitled to any continuation of those coverages under the terms and conditions applicable to those plans.

4.Return of Company Property. Employee agrees that as of the Separation Date, he or she will return to Mohawk all company property and "Confidential Information" in Employee's possession or control, including but not limited to, computers, phones business reports and records, client reports and records, customer information, contracts and proposals, files, a rolodex or telephone listings of customers, any other customer lists, internal memorandum concerning any of the above, and all credit cards, cardkey passes, door and file keys, vehicles, computer access codes, software, databases, and other physical or personal property which Employee received, prepared or helped prepare in connection with his or her employment with Mohawk; and Employee agrees he or she shall not make or retain any copies, duplicates, reproductions, or excerpts thereof. The term "Confidential Information" as used in this Agreement means (a) confidential information including, without limitation, information received from third parties under confidential conditions; (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interest of Mohawk and/or competitively compromising to Mohawk's business; and (c) customer lists, customer records, technical data, financial and personnel data, information regarding sales, costs, pricing, profits, operation techniques and procedures, service developments or improvements, processes, business and strategic plans, financial forecasts, sales and earnings information and trends, overhead and other costs, accounting information, banking and financing information, product and merchandising information, information concerning offered or proposed products or services, products or services specifications, performance characteristics, plans and development and delivery schedules, customer and supplier contact information, customer preference data, purchasing habits, sales history, pricing and rebate levels, contracts, computer hardware and software, research and development objectives.

5.Confidential Information. Employee acknowledges that in the course of his or her employment with Mohawk, Employee has acquired Confidential Information as defined above and that such Confidential Information has been disclosed to Employee in confidence and for Company use only. Employee agrees that he or she shall: (a) keep such Confidential Information confidential at all times after Employee's employment with Mohawk terminates; (b) not disclose or use Confidential Information on Employee's own behalf, or on behalf of any third party. In view of the nature of Employee's employment and the nature of the Confidential Information which Employee has received during the course of his or her employment, Employee agrees that any unauthorized disclosure to third parties of Confidential Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Confidential Information and to Mohawk, and that, therefore, Mohawk shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation.

6.Covenants. Employee acknowledges that in the course of his employment with Mohawk, in addition to the Confidential Information as defined above, Employee has been an executive employee in a key management role, has been involved in sales activities, and has benefited from and was compensated for developing Mohawk's goodwill, and that Mohawk invested significant time and expense in developing Confidential Information and goodwill. Employee further understands and acknowledges that the covenants below are also necessary to protect Mohawk's legitimate business interests in its trade secrets, Confidential Information, customer goodwill, and substantial relationships with existing customers and vendors of the Company. Employee further understands and acknowledges that Mohawk's ability to reserve these for the exclusive knowledge and use of Mohawk is of great competitive importance and commercial value to Mohawk and that Mohawk would be irreparably harmed if Employee violates the covenants herein and, therefore, Mohawk shall be entitled to an injunction prohibiting Employee from any such disclosure, attempted disclosure, violation, or threatened violation; and further acknowledges that Mohawk would not provide the Separation Payments and Benefits Coverage as set forth in Sections 2 and 3 of this Agreement without his agreement to comply with the covenants contained in this Section 6.

(a)
Non-competition. To protect the Trade Secrets, Confidential Information, customer relationships and goodwill of Mohawk, Employee agrees that, during employment and for twenty-four (24) months after Employee's employment ends, Employee will not, without the prior written permission of Mohawk, directly (including without limitation as a board member, officer or employee) or indirectly (including without limitation as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer or partner, or by assisting another company or individual), provide or perform any services simi1ar to those Employee performed for Mohawk within two years prior to termination for a Competitor anywhere where Mohawk operates. For purposes of this Agreement, a, "Competitor" means Shaw Industries Group, Inc., Engineered Floors, LLC or any of their respective affiliates.

(b)	Non-Solicitation of Customers. To protect the Trade Secrets, Confidential Information, goodwill, and customer relationships of Mohawk, Employee agrees that, during employment and twenty-four
(24) months after Employee's employment ends, Employee will not, without the prior written permission of Mohawk, directly or indirectly, for himself or on behalf of any other person, partnership, firm or corporation, solicit, divert away, take away or attempt to solicit or take away any Customer or Potential Customer of Mohawk for purposes of providing or selling products or services competitive to those offered by Mohawk. For purposes of this covenant, "Customer" means any individual or entity to whom Mohawk has provided goods or services and with whom Employee had, alone or in conjunction with others, Material Contact during the two (2) year period immediately prior to the termination of his employment. "Potential Customer" means any individual or entity to whom Mohawk has actively sought to sell products or services within the one (1) year period immediately prior to the termination of Employee's employment and with whom Employee had Material Contact on Mohawk's behalf during that same time period. For purposes of this covenant, Employee had "Material Contact" with a customer if (i) Employee had business dealings with the customer on Mohawk's behalf; (ii) Employee was. responsible for supervising or coordinating the dealings between the customer and Mohawk; or (iii) Employee obtained Confidential Information (such term having the same meaning as defined above, but in each case relating to the Customer or Potential Customer) about the customer as a result of Employee's association with Mohawk.

(c)
Non-Solicitation of Employees. Employee agrees that during employment and for a period of thirty-six (36) months after Employee's employment ends, Employee will not, directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, assist in recruiting or induce the termination of employment of any employee of Mohawk.

(d)
Notification. Prior to accepting or commencing employment during the period of twenty-four (24) months after Employee's employment ends, whether directly (including without limitation as a board member, officer or employee) or indirectly (including without limitation as an independent contractor, consultant, advisor, board member; agent, shareholder, investor, joint venturer or partner, or by assisting another company or individual), Employee agrees to: (1) notify any prospective employer of the restrictive covenants section contained in this Agreement; and (2) notify Mohawk of the prospective employment and discuss whether the employment violates the noncompete or any other provision of this Agreement.

(e)
Irreparable Harm. In the event of any breach or threatened breach of any of Sections 4, 5 or 6 of this Agreement, Employee acknowledges and agrees that Mohawk would be irreparably harmed thereby and that any remedies at law would be inadequate. Accordingly, Employee agrees that in such event, Mohawk shall be entitled to immediate injunctive or other equitable relief to restrain or enjoin any such breach and such other monetary or equitable relief as deemed appropriate by the court. The parties expressly waive any requirement for a bond to be posted in conjunction with a request for a temporary, preliminary or permanent injunction.

(f)
Reasonable Restrictions. Employee agrees that the time, geographic area, scope of prohibited activities and other limitations in Sections 5 and 6 are reasonable and properly required for the adequate protection of Mohawk's legitimate business interests including its Trade Secrets and Confidential Business Information; customer, client, and employee relationships and goodwill; customer and prospective customer and client relationships; employee training and development. If any provision of this Agreement is found unreasonable or overbroad by a court of competent jurisdiction, then Employee and Mohawk agree that the court shall modify such provision to make it reasonable and enforce it as modified as set forth below in Section 7.

7.Severability and Modification. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby; provided, however, that in the event that a court determines, after construing the restrictive covenants in this Agreement to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to all legitimate business interests of Mohawk, that the restrictive covenants are overbroad as written in any respect, the parties agree that the Court shall exercise its discretion to modify the duration, scope, or area of the restrictive covenants, as appropriate, and shall enforce those covenants to the greatest extent possible to protect Mohawk and achieve the parties' intent as set forth in this Agreement.

8.Cooperation. In exchange for the Separation Payments and other good and valuable consideration set forth herein, Employee agrees to make him- or herself reasonably available to and to cooperate with Mohawk's representatives in connection with any actual or threatened litigation and/or administrative proceeding(s) in which Employee is potentially a witness. Employee further agrees to cooperate reasonably with any future internal company investigations and to provide, at Mohawk's request, truthful testimony at such time(s) and place(s) as may be mutually agreed upon by Employee and Mohawk; provided, however, that if Employee incurs costs reasonably associated with Employee's participation in such an investigation or testimony, Mohawk will reimburse reasonable costs upon Employee's timely submission of supporting documentation.

9.Non-disparagement. Employee agrees not to engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its affiliates, its present and former officers, directors, employees, representatives and agents, or the products or services they provide ("Disparaging Conduct"). Employee further agrees not to authorize or assist others to engage in Disparaging Conduct.

10.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Mohawk makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Mohawk be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

11.Revocation. This Agreement may be revoked by Employee or Mohawk at any time within seven (7) days after both parties have executed this Agreement (the "Revocation Period") by providing written notice of such revocation to the other party to the Agreement. This Agreement will not be effective or enforceable, nor will any payment of the sums described above be paid by Mohawk to Employee, until the Revocation Period has expired.

12.Consultation with an Attorney and Acknowledgment of Review. Employee acknowledges that: (i) Mohawk has advised and hereby advises Employee to consult with an attorney prior to signing this Agreement; (ii) Employee has had sufficient opportunity to consult with an attorney if he or she chose to do so; (iii) Employee has been given up to twenty-one (21) days to decide whether or not to sign this Agreement; (iv) Employee has had sufficient time to read and consider this Agreement before signing it; and (v) Employee has carefully read this Agreement and understands its content and intent. Employee further acknowledges that he or she is signing this Agreement voluntarily, with a full understanding of its significance, and that he or she intends to be bound by its terms.

13.Scope of Agreement. This Agreement is the entire agreement between Mohawk and Employee as of its effective date. Any and all other prior agreements, either written or oral, or understandings that are not embodied in this Agreement are of no force or effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by the party against whom enforcement is sought. All references to Employee in this agreement shall mean to include both genders, and their use shall be considered synonymous with the terms he and she.

14.Governing Law. The Parties agree that this Agreement shall be construed and governed by the laws in the State of Georgia.

15.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Mohawk's successors and assigns, parents, subsidiaries, and affiliated entities and be enforceable by Mohawk's successors and assigns, parents, subsidiaries and affiliated companies without the need for any additional action by Employee. Employee hereby expressly agrees to the automatic assignment of this Agreement as well as its restrictive covenants to a successor or assign of Mohawk. Employee agrees that the restrictive covenants in this Agreement may be enforced by Mohawk as well as its affiliated entities, subsidiaries, successors and assigns. Employee may not assign any of his or her rights or obligations under this Agreement.

IN WITNESS WHEREOF, Employee has executed this Agreement on the date set forth below.

Brian Carson	Mohawk Carpet Corporation, LLC
/s/ Brian Carson	/s/ Philip Brown

November 12, 2018	Vice President Human Resources
November 16, 2018

Exhibit A

Unvested Stock
			Vest Year
Grant Date	Shares	2019	2020	2021
8/7/2015	5,000		5,000
3/1/2016	7,039	2,346
3/7/2017	3,916	1,305	1,305
3/7/2017	1,768	589	589
3/5/2018	4,829	1,610	1,610	1,609
Total		5,850	8,504	1,609